EXHIBIT 23.12

To the Partners of FrontierVision Partners, L.P.

We consent to the use of our report dated March 19, 1999, relating to the consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, included herein and to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 1, 1999